Exhibit 23.2

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS AND GEOLOGISTS

We hereby consent to the references in this Registration Statement on Form S-4 of Energy XXI Gulf Coast, Inc. to our firm and our reserve report, dated July 30, 2010, to the interest of Energy XXI (Bermuda) Limited and its subsidiaries (collectively the “Company”) relating to the estimated quantities of certain of the Company’s proved reserves of oil and gas and present values thereof for certain periods. We also consent to the Company’s use of the phrase “independent oil and gas consultant” as referencing Netherland, Sewell & Associates, Inc. and to references of our Firm under the caption “Experts” in such Registration Statement.

NETHERLAND, SEWELL & ASSOCIATES, INC.
By:	/s/ Danny D. Simmons
Danny D. Simmons, P.E.
President and Chief Operating Officer

Houston, Texas
May 16, 2011